VALCOR, INC.


PRESS RELEASE



FOR IMMEDIATE RELEASE:                             CONTACT:

VALCOR, INC.                                  STEVEN L. WATSON
THREE LINCOLN CENTRE                          VICE PRESIDENT
5430 LBJ FREEWAY, SUITE 1700                  VALCOR, INC.
DALLAS, TEXAS 75240                           (972) 233-1700
(972) 233-1700



VALCOR ANNOUNCES COMPLETION OF TENDER OFFER FOR NOTES

     Dallas, Texas . . . September 19, 1997 . . . Valcor, Inc., a wholly owned subsidiary of Valhi, Inc. (NYSE:VHI), announced today the results of its offer to purchase any and all of its 9 5/8% Senior Notes due 2003 for a cash purchase price equal to $1,057.50 per $1,000 principal amount of the tendered notes plus accrued and unpaid interest to, but not including, the date of purchase. The offer expired at 5:00 p.m. (Dallas, Texas time) on September 18, 1997.

     Based on the final report provided by the depositary, holders had tendered and not withdrawn approximately $66.2 million principal amount of the Notes, all of which Valcor has accepted for purchase. Following Valcor's purchase of the tendered Notes, approximately $2.4 million principal amount of the Notes remain outstanding.

     As previously announced and based on reports provided by the depositary, as of 5:00 p.m. (Dallas, Texas time) on September 9, 1997, Valcor had received consents from the holders representing more than a majority in principal amount of the outstanding notes to approve the amendments to the indenture governing the notes as set forth in the Consent Solicitation Statement and Offer to Purchase dated August 6, 1997, as supplemented on September 4, 1997. The amendments became effective upon the expiration of the offer to purchase. The consent payments of $10 per $1,000 principal amount of the notes to which such consents related will be paid concurrently with the payment of the cash purchase price for the tendered notes.